Exhibit 5.1                                Opinion re: Legality

Joel Seidner, Esq.
880 Tully Road #50
Houston, Texas 77079
voice:  (281) 493-1311
fax:  (281) 667-3292
e-mail:  sidebar5@juno.com

May 6, 2009

Stephen J. Sperco, CEO
Bluegate Corporation
701 North Post Oak Road, Suite 600
Houston, Texas 77024

Dear Mr. Sperco:

As counsel for BLUEGATE CORPORATION, a State of Nevada corporation (the "Company"), you have requested me to render this opinion in connection with Amendment Number 1 of the Post-Effective Amendment on Form S-1 of the Company on SEC File Number 333-145492 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed with the Securities and Exchange Commission relating to the resale of 38,645,577 shares of common stock, par value $.001 per share (the "Common Stock") consisting of 12,082,285 shares of outstanding common stock, and 26,563,292 shares of common stock underlying options and warrants by certain security holders of the Company who are listed as the Selling Stockholders in the Registration Statement.

I am familiar with the Registration Statement and the registration contemplated thereby.  In giving this opinion, I have reviewed the Registration Statement and such other documents and certificates of public officials and of officers of the Company with respect to the accuracy of the factual matters contained therein as I have felt necessary or appropriate in order to render the opinions expressed herein.  In making my examination, I have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals, the conformity to original documents of all documents presented to us as copies thereof, and the authenticity of the original documents from which any such copies were made, which assumptions I have not independently verified.

Based upon the foregoing, I am of the opinion that:

1.	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

2.           The shares of Common Stock are validly issued, fully paid and nonassessable.

3.
The shares of Common Stock underlying the options and warrants, at such time as such options and warrants are exercised and paid for according to their terms, will be validly issued, fully paid and nonassessable.

I consent to the use in the Registration Statement of the reference to Joel Seidner, Esq. under the heading "Legal Matters."  This opinion is conditioned upon the Registration Statement being declared effective by the Securities and Exchange Commission and upon compliance by the Company with all applicable provisions of the Securities Act and such state securities rules, regulations and laws as may be applicable.

Very truly yours,
/s/ Joel Seidner, Esq.
Joel Seidner, Esq.